Exhibit 10.19

SECOND AMENDMENT TO

SUN HYDRAULICS CORPORATION 401(K) AND ESOP RETIREMENT PLAN

(Non-spousal Rollovers)

The Sun Hydraulics Corporation 401(k) and ESOP Retirement Plan (hereinafter referred to as the “Plan”) provides in Section 8.1 for subsequent plan amendments. Sun Hydraulics Corporation (“Company”) now wishes to amend the Plan in the manner described below to permit non-spouse beneficiaries to elect to transfer death benefits payable from the Plan to Individual Retirement Accounts. The Plan is therefore, amended as follows:

1. Section 7.13 of the Plan, entitled “Direct Rollover,” is revised effective as of January 1, 2009 by the addition of the following paragraph at the end of Subsection 7.13(b)(3):

“(3) Effective for distributions payable after December 31, 2008 as a result of an Employee’s death, the term distributee shall also include an individual who is the deceased Employee’s designated beneficiary but is not the surviving spouse of the deceased Employee, and a direct trustee-to-trustee transfer to an Individual Retirement Account established on behalf of such non-spousal beneficiary shall be treated as an eligible rollover distribution for purposes of this Section 7.13 and Code Section 402(c), to the extent permitted by Treasury Regulations or other guidance published under section 402(c) of the Code.”

2. In all other respects, the terms of the Plan, as amended to date, are hereby ratified and confirmed.

IN WITNESS WHEREOF, Sun Hydraulics Corporation has caused this Second Amendment to the Plan to be executed by its duly authorized representative this 16th day of December, 2008.

SUN HYDRAULICS CORPORATION

Witness:	By:	/s/ Tricia Fulton
	Title:	CFO